As filed with the Securities and Exchange Commission on May 1, 2001
                                              Registration No. 333-56648

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    ------------------------------------
                       POST-EFFECTIVE AMENDMENT NO. 1
                                     On
                                  FORM S-8
                                     To
                                  FORM S-4
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                    ------------------------------------
                        MODINE MANUFACTURING COMPANY
           (Exact name of registrant as specified in its charter)
                    ------------------------------------

          Wisconsin                 3714                 39-0482000
       (State or Other        (Primary Standard       (I.R.S. Employer
       Jurisdiction of    Industrial Classification   Identification)
      Incorporation or          Code Number)
        Organization)

                    ------------------------------------
                        MODINE MANUFACTURING COMPANY
                             1500 DEKOVEN AVENUE
                           RACINE, WISCONSIN 53403
                                262-636-1200

             (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    ------------------------------------

                                DEAN R. ZAKOS
                VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             1500 DEKOVEN AVENUE
                           RACINE, WISCONSIN 53403
                                262-636-1464
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)
                    ------------------------------------

                                  COPY TO:

                             SHIRLEY M. LUKITSCH
                            SCHIFF HARDIN & WAITE
                           1101 CONNECTICUT AVENUE
                                  SUITE 600
                           WASHINGTON, D.C.  20036
                                202-778-6400
                    ------------------------------------





                     CALCULATION  OF  REGISTRATION  FEE
                                                             PROPOSED           PROPOSED
                                                              MAXIMUM            MAXIMUM
       TITLE OF EACH CLASS OF            AMOUNT TO        OFFERING PRICE        AGGREGATE              AMOUNT OF
    SECURITIES TO BE REGISTERED        BE REGISTERED         PER SHARE       OFFERING PRICE        REGISTRATION FEE
    ---------------------------        -------------      --------------     --------------        ----------------
   Common Stock, $0.625 par value
   (including preferred stock
   purchase rights attached
   thereto)  . . . . . . . . . .       283,898 shares           (1)                (1)                    (1)


   (1) Registration fee with respect to these shares was previously paid in connection with the filing of Modine Manufacturing Company's Registration Statement on Form S-4 (File No. 333-56648) which was declared effective March 20, 2001. See Explanatory Note below.

                    ------------------------------------

                              EXPLANATORY NOTE

        Modine Manufacturing Company hereby amends its Registration Statement on Form S-4 (File No. 333-56648), effective March 20, 2001, by filing this Post-Effective Amendment No. 1 on Form S-8 relating to 283,898 shares of common stock, $0.625 par value per share (including preferred stock purchase rights attached thereto) of Modine issuable under (a) the Modine Manufacturing Company Stock Option Plan for Thermacore Employees Under the DTX Corporation 1995 Stock Option Plan and (b) the Modine Manufacturing Company Stock-Based Compensation Plan for Thermacore Employees Under the DTX Corporation 1997 Plan (together, the "Plans").

        On April 27, 2001, Modine acquired Thermacore International, Inc. (formerly known as DTX Corporation) through the merger of a wholly owned subsidiary of Modine with and into Thermacore (the "Merger"), pursuant to an Agreement and Plan of Merger dated December 13, 2000, as amended by Amendment No. 1 dated March 15, 2001. As a result of the Merger each outstanding share of common stock of Thermacore was converted into 1.01592 shares of common stock of Modine.

        Pursuant to the merger agreement, options to acquire Thermacore common stock previously granted under two Thermacore option plans have been converted into options to acquire Modine common stock, adjusted on the basis of the exchange ratio used in the Merger in converting shares of Thermacore common stock into Modine common stock.

        This Post-Effective Amendment No. 1 on Form S-8 to the
   Registration Statement on Form S-4 relates to 283,898 shares of common stock of Modine registered on the Form S-4 that were not issued at the time of the Merger and that are issuable under the Plans after the Merger.



                                   PART II


             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


   ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents previously filed with the Securities and Exchange Commission by Modine (Commission File Number 1-1373) are incorporated herein by reference:

        1. Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 2000;

        2. Modine's Quarterly Reports on Form 10-Q for the quarterly periods ended June 26, 2000, September 26, 2000, and
             December 26, 2000;

        3.   Modine's Current Reports on Form 8-K filed with the
             Securities and Exchange Commission:

             (a) on April 30, 2001, relating to the completion of the Merger;

             (b) on December 15, 2000, relating to the execution and delivery of the merger agreement,

             (c) on December 1, 2000, relating to Modine's revision of its sales and earnings outlook for its third quarter and the remainder of its fiscal year ending March 31, 2001;

             (d) on October 27, 2000, relating to the appointment of Ernest T. Thomas as chief financial officer of Modine;

             (e) on July 20, 2000, relating to a settlement agreement between Modine and Showa Aluminum Corporation; and

             (f) on June 9, 2000, relating to Modine's sales forecast for its 2000-01 fiscal year;

        4. Modine's Proxy Statement relating to the Annual Meeting of Shareholders of Modine held on July 19, 2000;

        5. the description of the Modine common stock contained in its Form 10, filed with the Securities and Exchange Commission on May 1, 1935; and

        6. the description of the Modine preferred stock purchase rights contained in its Form 8-A, filed with the Securities and Exchange Commission on November 18, 1986, as amended by its Form 8-A12G/A (Amendment No. 1), filed with the Securities and Exchange Commission on January 27, 1995, Form 8-A12G/A (Amendment No. 2), filed with the Securities and Exchange Commission on December 20, 1996 and Form 8-A12G/A (Amendment No. 3), filed with the Securities and Exchange Commission on January 29, 1998.




        Note that the description of Modine common stock contained in its Form 10, filed with the Securities and Exchange Commission on May 1, 1935, has been amended and supplemented by the description contained under the caption "Description of Modine Common Stock" in the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 amended by this Post-Effective Amendment No. 1 on Form S-8.

        All additional documents filed by Modine with the Securities and Exchange Commission subsequent to this filing pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.


   ITEM 4.   DESCRIPTION OF SECURITIES.

        Not applicable.


   ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.


   ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Modine is incorporated under the Wisconsin Business Corporation Law. Under Section 180.0851(1) of the Wisconsin law, Modine is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of Modine. In all other cases, Modine is required by Section 180.0851(2) of the Wisconsin law to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of Modine, unless it is determined that he or she breached or failed to perform a duty owed to Modine and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with Modine or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the Wisconsin law provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under Modine's articles of incorporation, bylaws, a written agreement or a resolution of the board of directors or shareholders.

        Section 180.0859 of the Wisconsin law provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the Wisconsin law for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

        Section 180.0828 of the Wisconsin law provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

        Under Section 180.0833 of the Wisconsin law, directors of Modine against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which the directors assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.

        Article IV of Modine's bylaws contains provisions that generally parallel the indemnification provisions of the Wisconsin law. Directors and officers of Modine are also covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

        Pursuant to the merger agreement, Modine will cause Thermacore, as the surviving corporation, to indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the merger, an officer, director or employee or agent of Thermacore or any of its subsidiaries against all losses, claims, damages, liabilities costs and expenses based on or arising out of:

         (1) the fact that such person is or was a director, officer, employee or agent of Thermacore or any of its subsidiaries at any time prior to the merger or is or was serving at the request of Thermacore or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time before the merger; or


        (2) the merger agreement or any of the transactions related to the merger agreement,

   in each case, to the fullest extent that the person was indemnified under Thermacore's articles of incorporation or bylaws on the date of the merger agreement.

        Modine and Thermacore, as the surviving corporation, will also honor any previously disclosed indemnification agreements between Thermacore or any of its subsidiaries, as the case may be, and any of their current or former officers or directors existing as of the date of the merger agreement with respect to occurrences before or on the merger date. Modine will honor the above-described indemnification obligations for a period of three years beginning on the merger date.

        Modine will also provide directors and officers of Thermacore with officers' and directors' liability insurance coverage as of the date of the merger with respect to matters occurring before or on the merger date for a minimum period of three years beginning on the date of the merger, which coverage will be substantially similar to Thermacore's existing officers' and directors' liability insurance, including an overall coverage amount not less than that under Thermacore's existing insurance policy.


   ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

           Not applicable.


   ITEM 8.   EXHIBITS.

        The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this registration statement.


   ITEM 9.   UNDERTAKINGS.

        Modine hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;



             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by Modine pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Modine's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
   1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Modine pursuant to the foregoing provisions, or otherwise, Modine has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Modine of expenses incurred or paid by a director, officer or controlling person of Modine in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Modine will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Modine hereby certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Racine, State of Wisconsin, on the 1st day of May, 2001.

                            MODINE MANUFACTURING COMPANY
                            (Registrant)


                            By:  /s/  Donald R. Johnson
                                 ------------------------------
                                 Donald R. Johnson
                                 President and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

           SIGNATURE                  TITLE                  DATE
           ---------                  -----                  ----

     /s/ Donald R. Johnson   President and Chief          May 1, 2001
     ----------------------  Executive Officer
     Donald R. Johnson       (Principal Executive
                             Officer) and Director


    *  E.T. Thomas           Vice President, Finance      May 1, 2001
    -----------------------  and Chief Financial
    E.T. Thomas              Officer (Principal
                             Financial and
                             Accounting Officer)


    * R.J. Doyle             Director                     May 1, 2001
    -----------------------
    R. J. Doyle


    * F. P. Incropera        Director                     May 1, 2001
    -----------------------
    F. P. Incropera


    * F.W. Jones             Director                     May 1, 2001
    -----------------------
    F. W. Jones



    * D.J. Kuester           Director                     May 1, 2001
    -----------------------
    D. J. Kuester


    * V.L. Martin            Director                     May 1, 2001
    -----------------------
    V. L. Martin


    * G.L. Neale             Director                     May 1, 2001
    -----------------------
    G. L. Neale

    * M.C. Williams          Director                     May 1, 2001
    -----------------------
    M. C. Williams


    * M.T. Yonker            Director                     May 1, 2001
    -----------------------
    M. T. Yonker


    *By:  /s/ Dean R. Zakos
          -----------------
           Dean R. Zakos
           Attorney-in-Fact



                                EXHIBIT INDEX

   EXHIBIT
   NUMBER                        DESCRIPTION
   -------                       -----------

   4.1 Specimen Modine Uniform Denomination Stock Certificate (incorporated by reference to Exhibit 4(a) to Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 1998)

   4.2 Rights Agreement dated as of October 16, 1986 between Modine and First Chicago Trust Company of New York (Rights Agent) (incorporated by reference to Exhibit 4(b) to Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 1997).

   4.3 Rights Agreement Amendment No. 1 dated as of January 18, 1995 between Modine and First Chicago Trust Company of New York (Rights Agent) (incorporated by reference to Exhibit 4(b)(i) to Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 2000).

   4.4 Rights Agreement Amendment No. 2 dated as of January 18, 1995 between Modine and First Chicago Trust Company of New York (Rights Agent) (incorporated by reference to Exhibit 4(b)(ii) to Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 2000).

   4.5 Rights Agreement Amendment No. 3 dated as of October 15, 1996 between Modine and First Chicago Trust Company of New York (Rights Agent) (incorporated by reference to Exhibit 4(b)(iii) to Modine's Quarterly Report on Form 10-Q for the quarterly period ended December 26,
                  1996).

   4.6 Rights Agreement Amendment No. 4 dated as of November 10, 1997 between Modine and Norwest Bank Minnesota, N.A. (now known as Wells Fargo Bank Minnesota, N.A.) (Rights Agent) (incorporated by reference to Exhibit 4(b)(iv) to Modine's Quarterly Report on Form 10-Q for the quarterly period ended December 26, 1997).

   5.1 * Opinion of Schiff Hardin & Waite regarding the validity of the securities being registered.

   5.2            Supplemental Opinion of Schiff Hardin & Waite.


   23.1           Consent of PricewaterhouseCoopers LLP.

   23.2 * Consent of Schiff Hardin & Waite (included in the opinion filed as Exhibit 5.1 to this registration statement).

   23.3 Supplemental Consent of Schiff Hardin & Waite (included in its opinion filed as Exhibit 5.2 to this registration statement).

   24.1 Power of Attorney (included as part of the signature pages to the Registration Statement on Form S-4 amended by this Post-Effective Amendment No. 1 on Form S-8).

   ____________________

   *    Previously filed.